U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): October 18, 2000


                           NEOMEDIA TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




   DELAWARE                            0-21743                   36-3680347
--------------                ------------------------       ------------------
(State or Other               (Commission File Number)         (IRS Employer
Jurisdiction                                                 Identification No.)
Incorporation)


         2201 SECOND STREET, SUITE 600, FORT MYERS, FLORIDA             33901
         -----------------------------------------------------        ----------
               (Address of Principal Executive Offices)               (Zip Code)


                                (941) - 337-3434
              ----------------------------------------------------
              (Registrant's Telephone Number, including Area Code)



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ITEM 5.  OTHER EVENTS

         On October 18, 2000, NeoMedia Technologies, Inc. (the "Company") entered into an agreement with Digital:Convergence Corporation ("DC"), granting to DC a worldwide, non-exclusive license of the Company's extensive patent portfolio for directly linking documents, objects and transactions to the Internet. The license agreement provides for payment to the Company of minimum annual royalties over a 10 year period, aggregating in excess of $100,000,000 in cash and equity in DC. Specifically, the agreement provides:

               (i) for $15 million in cash and/or common stock of DC (minimum of $8 million payable in cash) payable during the first contract year;

               (ii) for a yearly royalty during years 2-10 equal to the greater of (a) $10,000,000 or (b) 1.5% of DC revenues up to $2.0 billion and 1% over $2 billion; the first $10 million of royalty each year being payable in cash and/or DC common stock (minimum of $3 million payable in cash); and

               (iii) for the issuance to the Company of 1,415,760 shares of DC common stock within the first year, or payment to the Company of $15,431,784 payable in 3 equal annual installments commencing on the first annual anniversary of the license agreement.

In connection with the license, the Company granted DC warrants to purchase up to 1.4 million shares of the Company's common stock at a price of $6.00 per share.

         The Company further announced that it is presently discussing with DC the possibility of coordinating their respective efforts to achieve interoperability between DC's systems and the Company's PaperClick system. (See Press Release attached to this Form S-8 as an Exhibit.)

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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NEOMEDIA TECHNOLOGIES, INC.
                                        ---------------------------
                                        (Registrant)

Date:  October 23, 2000             By: /s/ CHARLES W. FRITZ
                                        ------------------------
                                        Chief Executive Officer, Chairman of the
                                        Board and Director

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


                                  EXHIBIT INDEX

EXHIBIT
NUMBER          DOCUMENT
--------        --------

99.l News release dated October 19, 2000, "NeoMedia Signs $100+ Million Patent Licensing Contract with Digital:Convergence"

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